As filed with the Securities and Exchange Commission on August 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MESA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0872291 (I.R.S. Employer Identification Number)

12100 West Sixth Avenue

Lakewood, Colorado, 80228

(303) 987-8000

(Address and telephone number of principal executive office)

Mesa Laboratories, Inc. 2021 Equity Incentive Plan

(Full Title of Plan)

Gary Owens

Chief Executive Officer

12100 West Sixth Avenue

Lakewood, Colorado 80228

(303) 987-8000

(Name and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	330,000 shares	$272.45	$89,906,850	$9,808.84

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock that become issuable under the Mesa Laboratories, Inc. 2021 Equity Incentive Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without Mesa Laboratories Inc’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)

The offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock on August 27, 2021, as reported on Nasdaq.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

As permitted by the rules of the United States Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. Mesa Laboratories, Inc. (the “Registrant”) shall send or give the documents containing the information specified in Part I to the participants in the Mesa Laboratories, Inc. 2021 Equity Incentive Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Registrant and are hereby incorporated in this registration statement by reference, excluding any disclosures therein that have been furnished and not filed:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021;

●

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 from the Registrant’s definitive proxy statement on Schedule 14A;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021; and

●

The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission as file number 0-11740, as amended by the description of the Registrant’s common stock included in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents, other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the Plan is given by Elizabeth K. Vonne, General Counsel and Secretary for the Company. Ms. Vonne owns shares of the Registrant’s common stock and is eligible to participate in the Plan.

Item 6.          Indemnification of Directors and Officers.

Article 109 of the Colorado Business Corporation Act (“CBCA”) provides broad authority for indemnification of directors and officers.

The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of its officers and directors to the fullest extent permitted by the CBCA. As permitted by Section 7-108-402 of the CBCA, the Registrant’s Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

The Registrant has obtained a directors’ and officers’ liability insurance policy.

The foregoing summary is subject to the complete text of the statutes, the Articles of Incorporation and the Bylaws, and are qualified in their entirety by reference thereto.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit No.	Description
3.1

Articles of Incorporation and Amendments to Articles of Incorporation (incorporated by reference from exhibit 3.1 to Mesa Laboratories, Inc.'s report on Form 10-Q filed on July 31, 2018 (Commission File Number: 000-11740)).

3.2	Amended and Restated Bylaws of Mesa Laboratories, Inc. (incorporated by reference from exhibit 3.1 to the Current Report on Form 8-K filed on May 10, 2019 (Commission File Number: 000-11740)).
5.1	Opinion of Counsel*
10.2.3	Mesa Laboratories, Inc. 2021 Equity Incentive Plan*
10.3.7	Form of 2021 Equity Incentive Plan Option Award Agreement*
10.3.8	Form of 2021 Equity Incentive Plan Restricted Stock Unit Agreement*
23.1	Consent of Plante & Moran, PLLC*
23.2	Consent of Counsel (included in Exhibit 5.1) *
24.1	Power of Attorney (included on the signature page hereto) *

* Filed or furnished herewith.

Item 9.          Undertakings.

(a)         The Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on this 30th day of August, 2021.

MESA LABORATORIES, INC.

By:	/s/ Gary M. Owens
Name:	Gary M. Owens
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary Owens and John Sakys, or either of them, as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this registration statement or amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Sullivan, Ph.D.	Chairman of the Board of Directors	August 30, 2021
John J. Sullivan

/s/ Gary M. Owens	Chief Executive Officer, President, and Director	August 30, 2021
Gary M. Owens

/s/ John V. Sakys	Vice President and Chief Financial Officer	August 30, 2021
John V. Sakys

/s/ John B. Schmieder	Director	August 30, 2021
John B. Schmieder

/s/ Jennifer S. Alltoft	Director	August 30, 2021
Jennifer S. Alltoft

/s/ Evan Guillemin	Director	August 30, 2021
Evan Guillemin

/s/ David M. Kelly	Director	August 30, 2021
David M. Kelly

/s/ Shannon Hall	Director	August 30, 2021
Shannon Hall